EXHIBIT 10.4

EXECUTION COPY

TOM BROWN, INC.

$155,000,000

SENIOR SUBORDINATED
CREDIT AGREEMENT

dated as of June 27, 2003

THE BANK OF NOVA SCOTIA,
BNP PARIBAS

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1	DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2	AMOUNT AND TERMS OF LOANS
2.1	Loans
2.2	Procedure for Borrowing
2.3	Maturity and Exchange Notes
2.4	Repayment of Loans
2.5	Optional and Mandatory Prepayments
2.6	Interest Rates and Payment Dates
2.7	Computation of Interest
2.8	Pro Rata Treatment and Payments
2.9	Alternate Rate of Interest
2.10	Increased Costs.
2.11	Break Funding Payments
2.12	Taxes.
2.13	Mitigation Obligations; Replacement of Lenders.

SECTION 3	REPRESENTATIONS AND WARRANTIES
3.1	Corporate Existence
3.2	Financial Condition
3.3	Litigation
3.4	No Breach
3.5	Authority
3.6	Approvals
3.7	Use of Proceeds and Letters of Credit
3.8	ERISA
3.9	Taxes
3.10	Properties, etc.
3.11	No Material Misstatements
3.12	Investment Company Act
3.13	Public Utility Holding Company Act
3.14	Subsidiaries
3.15	Defaults
3.16	Environmental Matters
3.17	Compliance with the Law
3.18	Insurance
3.19	Hedging Agreements
3.20	Material Agreements
3.21	Solvency

SECTION 4	CONDITIONS PRECEDENT

SECTION 5	AFFIRMATIVE COVENANTS
5.1	Reporting Requirements
5.2	Litigation
5.3	Maintenance, Etc.
5.4	Environmental Matters.

i

5.5	Title to Oil and Gas Properties
5.6	ERISA Information and Compliance
5.7	Gas Marketing.
5.8	Take-Out Financing
5.9	Exchange Notes
5.10	Use of Proceeds of the Take-Out Debt
5.11	Additional Subsidiaries
5.12	Further Assurances

SECTION 6	NEGATIVE COVENANTS
6.1	Limitation on Indebtedness
6.2	Limitation on Restricted Payments
6.3	Limitation on Restrictions on Distributions from Restricted Subsidiaries
6.4	Limitation on Sales of Assets and Subsidiary Stock
6.5	Limitation on Liens
6.6	Limitation on Affiliate Transactions
6.7	Change of Control
6.8	Limitation on Voting Stock of Restricted Subsidiaries
6.9	Merger, Consolidation, etc.
6.10	Limitation on Lines of Business
6.11	ERISA Compliance

SECTION 7	EVENTS OF DEFAULT
7.1	Listing of Events of Default
7.2	Action if Bankruptcy
7.3	Action if other Event of Default

SECTION 8	SUBORDINATION
8.1	Agreement To Subordinate
8.2	Liquidation; Dissolution; Bankruptcy
8.3	Default on Senior Indebtedness
8.4	Acceleration of Payment of Loans
8.5	When Distribution Must Be Paid Over
8.6	Subrogation
8.7	Relative Rights
8.8	Subordination May Not Be Impaired By the Borrower
8.9	Rights of Administrative Agent
8.10	Distribution or Notice to Representative
8.11	Section 8 Not To Prevent Events of Default or Limit Right To Accelerate
8.12	Administrative Agent Entitled to Rely
8.13	Administrative Agent to Effectuate Subordination
8.14	Administrative Agent Not Fiduciary for Holders of Senior Indebtedness
8.15	Reliance by Lenders of Senior Indebtedness on Subordination Provisions

SECTION 9	THE ADMINISTRATIVE AGENT
9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Non-Reliance on Administrative Agent and Other Lenders
9.7	Indemnification

9.8	Administrative Agent in Its Individual Capacity
9.9	Successor Administrative Agent

SECTION 10	MISCELLANEOUS
10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses and Taxes
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgments
10.14	WAIVERS OF JURY TRIAL
10.15	Confidentiality

SCHEDULES:

Schedule 1.1	Commitments
Schedule 1.1	Material Subsidiaries as of the Closing Date
Schedule 3.14	Subsidiaries and Partnerships
Schedule 3.18	Insurance
Schedule 3.19	Hedging Agreements
Schedule 6.6(b)	Affiliate Transactions

EXHIBITS:

EXHIBIT A	Form of Subsidiary Guarantee
EXHIBIT B	Form of Indenture
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D-1	Form of Initial Loan Note
EXHIBIT D-2	Form of Term Note
EXHIBIT E	Form of Closing Certificate
EXHIBIT F	Form of Compliance Certificate

SENIOR SUBORDINATED CREDIT AGREEMENT, dated as of June 27, 2003, among TOM BROWN, INC., a Delaware corporation (the “Borrower”), the several lenders from time to time parties hereto (collectively, the “Lenders”; individually, a “Lender”), and THE BANK OF NOVIA SCOTIA, BNP PARIBAS, and WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Syndication Agents (the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, a New York banking corporation, as Administrative Agent for the Lenders hereunder.

The parties hereto hereby agree as follows:

SECTION 1  DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR Loan”:  a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

“Accepting Holder”:  as defined in Section 2.5(d).

“Acquisition”:  the acquisition by the Borrower or one of its Restricted Subsidiaries of Matador as a result of a merger effected pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Documents”:  (i) the Merger Agreement, (ii) the Disclosure Letter, dated May 13, 2003, among the Borrower, Maverick and Matador and (iii) each other agreement, document or instrument executed in connection with the foregoing

“Additional Assets”:  (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

“Adjusted LIBO Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBO Rate
1.00 — Eurocurrency Reserve Requirements

“Adjusted Margin”:  with respect to any Loan, 0 basis points during the three-month period commencing on the Initial Maturity Date and for each subsequent three-month period thereafter, 50 basis points higher than the Adjusted Margin for the immediately preceding three-month period.

“Adjusted Rate”:  the rate equal to 50 basis points plus the interest rate borne by the Loans on the day immediately preceding the Initial Maturity Date.

“Administrative Agent”:  JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  with respect to any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Affiliate Transaction”:  as defined in Section 6.6.

“Agreement”:  this Senior Subordinated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Lending Office”:  for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.

“Applicable Margin”:  with respect to any Loan, 0 basis points during the three-month period commencing on the Closing Date and for each subsequent three-month period thereafter until the Initial Maturity Date, 50 basis points higher than the Applicable Margin for the immediately preceding three-month period.

“Asset Disposition”:  any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) disposition of surplus, obsolete or worn out equipment or equipment that is no longer useful in the conduct of the Borrower’s and/or its Restricted Subsidiaries’ business and that is disposed of in the ordinary course of business; (ii) a disposition of inventory in the ordinary course of business; (iii) the sale of Cash Equivalents in the ordinary course of business; (iv) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Wholly Owned Subsidiary; (v) the abandonment, assignment, lease, sublease or farm-out of Oil and Gas Properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in a Related Business; (vi) the disposition of property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of business; (vii) for purposes of Section 6.4 only, a disposition subject to Section 6.2; (viii) transactions permitted under Section 6.9; (ix) an issuance of Capital Stock by a Restricted Subsidiary of the Borrower to the Borrower or to a Wholly Owned Subsidiary; (x) dispositions of assets with a Fair Market Value of less than $1,000,000 (determined in the aggregate in the case of a series of related dispositions); (xi) dispositions in connection with Permitted Liens; (xii) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; and (xiii) foreclosure on assets.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C hereto.

“Attributable Indebtedness”:  in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Authorized Officer”:  as to the Borrower or any Guarantor, the Chairman, the President, any Executive Vice President, any Vice President, the Treasurer or any other officer specified as such to the Administrative Agent in writing by any of the aforementioned officers of the Borrower or such Guarantor or by resolution from the board of directors of the Borrower or such Guarantor.

“Average Life”:  as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bank Indebtedness”:  any and all amounts, whether outstanding on the Closing Date or Incurred after the Closing Date, payable by the Borrower under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and Guarantees and any Hedging Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Blockage Notice”:  as defined in Section 8.3.

“Board of Governors”:  the Board of Governors of the Federal Reserve System (or any successor thereto).

“Borrower”:  as defined in the preamble hereto.

“Business Day”:  a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Stock”:  of a Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated) equity of such Person, including any Preferred Stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations”:  an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents”:  means (i) securities issued or directly and fully guaranteed or insured by the United States or Canadian government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state or province of the United States of America or Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, “A” or the equivalent thereof by Moody’s, “R-1 low” or the equivalent thereof by Dominion Bond Rating Service Limited or “A-1” or the equivalent thereof by Canada Bond Rating Service, and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P, “P-1” or the equivalent thereof by Moody’s, “R-1 low” or the equivalent thereof by Dominion Bond Rating Service or “A-1” by Canada Bond Rating Service or carrying an equivalent rating by a nationally recognized rating agency, if the named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

“CERCLA”:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et. seq., as amended from time to time.

“Change in Law”:  (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any Applicable Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control”:  the circumstance that (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (A) shall have acquired beneficial ownership of 35% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors.  For purposes of this definition, “Continuing Directors” means the directors of the Borrower on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4 shall be satisfied or waived, which date is June 27, 2003.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, its obligation to make a Loan to the Borrower on the Closing Date in an amount equal to the amount set forth opposite such Lender’s name in Schedule 1.1A under the heading “Commitment”; collectively, as to all such Lenders, the “Commitments”.

“Commitment Percentage”:  as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender’s Commitment (or, after the Loans are made on the Closing Date, the percentage of the aggregate Loans then constituted by such Lender’s Loans).

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated to the Administrative Agent and the Borrower by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.10, 2.11 and 2.12 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Coverage Ratio”:  as of any date of determination, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Borrower or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDAX and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, (x) the Consolidated EBITDAX for such period shall be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and (y) Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the

Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of any company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment, acquisition or Incurrence occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Incurrence, discharge, disposition, Asset Disposition, Investment or asset acquisition occurred on the first day of such period.  For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and where applicable shall be made on a basis consistent with Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDAX”:  for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period:  interest, income taxes, depreciation, depletion, amortization and exploration expense, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”:  for any period, the total interest expense of the Borrower and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, but without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations, (ii) amortization of debt discount and debt issuance cost, (iii) non-cash interest expense, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (v) interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vi) net costs associated with interest rate Hedging Obligations (including amortization of fees), (vii) interest that was capitalized during such period, (viii) the product of (a) all dividends paid in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Borrower or a Wholly Owned Subsidiary times (b) a fraction, the numerator of which is one and the denominator or of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with

Indebtedness Incurred by such plan or trust minus, to the extent included in (i) to (ix) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Borrower or any Restricted Subsidiary.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to interest rate Hedging Agreements.  Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Borrower or any Subsidiary of the Borrower may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income”: with respect to the Borrower and its consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Restricted Subsidiary, as the case may be, (ii) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its Organic Documents or any agreement, instrument or Governmental Rule applicable to such Restricted Subsidiary, or is otherwise restricted or prohibited (other than under restrictions or prohibitions that the Borrower or a Wholly Owned Subsidiary of the Borrower may waive, in its sole discretion), in each case determined in accordance with GAAP, (iii) any extraordinary gains or losses, (iv) the cumulative effect of a change in accounting principles, (v) any gains or losses attributable to writeups or write downs of assets; and (vi) non-cash gains and losses, including, without limitation, FASB 133, 142, 143 and 144 non-cash gains and losses.

“Consolidated Subsidiaries”:  each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.  Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” means a Subsidiary consolidated with the Borrower.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents”:  as defined in the Preamble hereto.

“Default”:  any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock”:  with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the Final Maturity Date provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with the provisions of this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Environmental Laws”:  any and all applicable Governmental Rules pertaining to health (with respect to exposure to Hazardous Materials) or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including, without limitation, OPA, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Environmental Protection and Enhancement Act (Alberta), as amended, the Canadian Environmental Protection Act, as amended, and other environmental conservation or protection laws.  The term “oil” shall have the meaning specified in OPA, the term “release” (or “threatened release”) shall have the meaning specified in CERCLA, and the term “disposal” (or “disposed”) shall have the meaning specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “release,” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.

“ERISA Affiliate”:  all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414(b) or 414(c) of the Code or section 4001(b)(1) of ERISA.

“ERISA Event”:  (i) the occurrence of a “reportable event” described in section 4043 of ERISA and the regulations issues thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Plan.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of such system.

“Eurodollar Loan”:  a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.

“Event of Default”:  as defined in Section 7.1.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Exchange Note”:  each note issued under the Indenture delivered pursuant to Section 2.3 and 5.9; collectively, the “Exchange Notes”.

“Exchange Request”:  as defined in Section 5.9(b).

“Exchanged Properties”:  properties used or useful in a Related Business received by the Borrower or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties.

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

“Fair Market Value”:  with respect to any assets to be transferred pursuant to any Asset Disposition or any non-cash consideration or property transferred or received by any Person, the fair market value of such consideration or other property as determined in good faith by (a) an Authorized Officer of the Borrower if such fair market value is less than $10,000,000 or (b) the

Board of Directors of the Borrower if such fair market value is equal to or greater than $10,000,000, in each case as certified to the Administrative Agent.

“Final Maturity Date”:  June 27, 2010.

“Financial Statements”:  the financial statement or statements of the Borrower and its Consolidated Subsidiaries for the fiscal periods ending December 31, 2002 and March 31, 2003 described or referred to in Section 3.2.

“Foreign Lender”:  any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP”:  generally accepted accounting principles in the United States of America in effect on the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entity as are approved by a significant segment of the accounting profession.

“Gas Marketing Policy”:  as defined in Section 4(j).

“Governmental Approval”:  (a) any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority”:  the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule”:  any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, or other governmental restriction, or binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Guarantee”:  any obligation, contingent or otherwise, to purchase or to furnish funds for the payment or maintenance of, or liability under or with respect to the Indebtedness, net worth, working capital or earnings of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, exploration for, development of or production from) any Hydrocarbons, or a guarantee of the payment of dividends or other distributions upon the Capital Stock of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank, surety company or other financial institution or similar entity to issue a letter of credit, surety bond or other similar instrument for the benefit of another Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb has a corresponding meaning.

“Guarantor”:  each Subsidiary that is a guarantor of Bank Indebtedness as of the Closing Date and each Subsidiary that is required to become a Guarantor pursuant to Section 5.11.

“Guarantor Senior Indebtedness”:  with respect to a Guarantor, the following obligations, whether outstanding on the date of this Agreement or thereafter Incurred, without duplication: (i) any Guarantee of the Bank Indebtedness by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of the Borrower or Guarantor Senior Indebtedness of any other Guarantor; and (ii) all obligations consisting of principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amount owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of, or are subordinate to, payment of the obligations of such Guarantor under the Guarantee; provided, however, that Guarantor Senior Indebtedness will not include (1) any obligations of such Guarantor to another Subsidiary or the Borrower, (2) any liability for federal, state, local, foreign or other taxes owed or owing by such Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Guarantor that is expressly subordinate in right of payment to any of the Indebtedness of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor or (5) any Capital Stock.

“Guarantor Senior Subordinated Indebtedness”:  with respect to a Guarantor, the obligations of such Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor which is not Guarantor Senior Indebtedness of such Guarantor.

“Guarantor Subordinated Obligation”: with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under the Subsidiary Guarantee pursuant to a written agreement.

“Hazardous Material”:  all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.

“Hedging Agreements”:  any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Hedging Obligations”:  of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder”:  the Person in whose name an Exchange Note or a Loan (and any corresponding Note(s)) is registered.

“Hydrocarbon Interests”:  all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, Production Payments, and other similar interests.

“Hydrocarbons”:  collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Incur”:  issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness”:  with respect to any Person on any date of determination (without duplication):

(i)         the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money,

(ii)        the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)       the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence),

(iv)       the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto,

(v)        all Capitalized Lease Obligations and all Attributable Indebtedness of such Person,

(vi)       the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of

Disqualified Stock or, with respect to any Subsidiary of the Borrower, any Preferred Stock (but excluding, in each case, any accrued dividends),

(vii)      the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii)     the principal component of all Indebtedness of other Persons to the extent Guaranteed by such Person,

(ix)       to the extent not otherwise included in this definition, net obligations of such Person under Hedging Agreements (the amount of any such obligations to be equal at any time of determination to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), and

(x)        to the extent not otherwise included in this definition, the amount then outstanding (i.e., advanced, and received by, and available for use by such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(i)                                       such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(ii)                                    such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(iii)                                 there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)                                   the lesser of (1) the net assets of the General Partner and (2) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)                                   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Borrower or its Restricted Subsidiaries.

“Indemnified Liabilities”:  as defined in Section 10.5(d).

“Indemnified Taxes”:  all Taxes other than Excluded Taxes.

“Indemnitee”:  as defined in Section 10.5(b).

“Indenture”:  the Indenture, substantially in the form of Exhibit B hereto (with such changes therein as the Borrower may request and Administrative Agent may approve, such approval not to be unreasonably withheld), if and when executed and delivered by the Borrower and the Trustee thereunder, as amended, waived, supplemented or otherwise modified from time to time.

“Initial Loan”:  as defined in Section 2.1(a).

“Initial Loan Rate”:  the rate equal to the Adjusted LIBO Rate plus 600 basis points, or, in the circumstances set forth in Section 2.9, the Alternate Base Rate plus 500 basis points.

“Initial Maturity Date”:  June 27, 2004.

“Initial Note”:  as defined in Section 10.6(e).

“Interest Payment Date”:  with respect to any Loan, the last day of the Interest Period applicable to the Loan, and in addition, the date of any prepayment of such Loan.

“Interest Period”:  (a) prior to the Initial Maturity Date, as to any Initial Loan, (i) initially, the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the earlier of (A) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter and (b) following the Initial Maturity Date, as to any Term Loan, (i) initially, the period commencing on the Initial Maturity Date and ending on the last day of the fiscal quarter of the Borrower following the Initial Maturity Date and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the earlier of (A) the last day of the fiscal quarter of the Borrower following such date, and (B) the Final Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment”:  with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:  (a) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement; (b) endorsements of negotiable instruments and documents in the ordinary course of business; and (c) an acquisition of assets, Capital Stock or other securities by the Borrower or a Restricted Subsidiary for consideration to the extent such consideration consists of common equity securities of the Borrower.  For purposes of Section 6.2, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.  If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined in good faith by the Board of Directors of the Borrower) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Bank”:  one or more investment banks reasonably satisfactory to the Administrative Agent which may be engaged by the Borrower to publicly sell or privately place the Take-Out Debt in accordance with Section 5.8.

“Lenders”:  as defined in the preamble to this Agreement.

“Leverage Ratio”:  as of any date of determination, the ratio of:  (i) the sum of the aggregate outstanding Indebtedness (other than Hedging Obligations) of the Borrower and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) Consolidated EBITDAX of the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence; provided, however, that:  (1) if the Borrower or any Restricted Subsidiary: (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) (the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period; (2) if since the beginning of such period the Borrower or any Restricted Subsidiary will have disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio is an Asset Disposition: (a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee; (b) the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period; and (c) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale); (3) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period; and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Incurrence, discharge, disposition, Asset Disposition, Investment or asset acquisition occurred on the first day of such period.  For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower and where applicable shall be made on a basis consistent with Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

“LIBO Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 10:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the applicable Telerate Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans to be outstanding during such Interest Period.

“Lien”:  any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Documents”:  this Agreement, the Loan Notes and the Subsidiary Guarantee.

“Loan Notes”:  the collective reference to the Term Notes and the Initial Notes.

“Loan Parties”:  the collective reference to the Borrower and each of its Subsidiaries that is from time to time is a party to any Loan Document.

“Loans”:  as defined in Section 2.1(b).

“Marketing Agreements”:  any agreement with respect to the marketing, sale or other exchange of Hydrocarbons (other than with respect to the Borrower’s and its Subsidiaries’ Hydrocarbons).

“Matador”:  Matador Petroleum Corporation, a corporation organized under the laws of the State of Texas.

“Material Adverse Effect”:  any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and its Subsidiaries, taken as a whole, different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (ii) the ability of the Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis.

“Material Subsidiary”:  any Subsidiary of the Borrower (a) listed on Schedule 1.1B or (b) that, as of the date of its formation or its acquisition, or at any time thereafter, has a total asset value in excess of $25,000,000 (or its equivalent in other currencies).

“Maverick”:  Maverick Acquisition Corporation, a corporation organized under the laws of the State of Texas, which is a Subsidiary of the Borrower.

“Merger Agreement”:  that certain Agreement and Plan of Merger, dated as of May 13, 2003, among the Borrower, Maverick and Matador, as amended, supplemented, restated or otherwise modified from time to time.

“Moody’s”:  Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan”:  a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“Net Available Cash”:  from an Asset Disposition means cash payments received by the Borrower or any Restricted Subsidiary (including the Fair Market Value of any Cash Equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form (except, in the case of Exchanged Properties, to the extent subsequently converted to cash or Cash Equivalents within 240 days after such Asset Disposition)) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition; provided, however, that if any consideration for an Asset Disposition (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Borrower or any Restricted Subsidiary from escrow.

“Net Cash Proceeds”:  with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Liabilities”:  with respect to any Person, the net mark-to-market value determined in accordance with GAAP.

“Non-Recourse Debt”:  as defined in the Senior Credit Agreement as in effect on the Closing Date.

“Notes”:  the Loan Notes and the Exchange Notes, as originally executed or as subsequently amended from time to time pursuant to the applicable provisions hereof.

“Oil and Gas Properties”:  the Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with the Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, profits á prendre, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA”:  the Oil Pollution Act of 1990, as amended from time to time.

“Organic Documents”:  relative to any Person, its articles of organization, association, formation or incorporation (or comparable document), its by-laws, memorandum of association or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership.

“Original Initial Note”:  as defined in Section 10.6(e).

“Original Term Note”:  as defined in Section 10.6(e).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Pay the Loans”:  as defined in Section 8.3.

“Payment Blockage Period”:  as defined in Section 8.3.

“Payment Sharing Notice”:  a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower or any Guarantor in accordance with the provisions of Section 2.8.

“PBGC”:  the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investment”:  an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary; (ii) cash and Cash Equivalents; (iii) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances; (iv) Investments in negotiable instruments held for collection; lease, utility and other similar deposits; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to officers, directors and employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary not in excess of $2,000,000 aggregate amount outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (viii) the Subsidiary Guarantee and Guarantees by the Borrower or any Guarantor of Indebtedness otherwise permitted to be Incurred by the Borrower or any Restricted Subsidiary under this Agreement; (ix) Investments made as a result of non-cash consideration from Asset Dispositions effected in compliance with Section 6.4; (x) Investments in existence on the Closing Date; (xi) Investments in a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (xii) Investments in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business; (xiii) Investments the payment for which consists exclusively of Capital Stock (other than Disqualified Stock) of the Borrower and (xiv) Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (xiv) not to exceed $15,000,000 outstanding at any one time.

“Permitted Liens”:  with respect to any Person, (i) Liens securing Indebtedness and other obligations of the Borrower under the Senior Credit Agreement and related Hedging Agreements and other Senior Indebtedness and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Borrower under the Senior Credit Agreement and other Guarantor Senior Indebtedness permitted to be Incurred under this Agreement; (ii) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business; (iii) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof; (iv) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided appropriate reserves required pursuant to GAAP have been made in respect thereof; (v) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (vi) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (vii) Liens securing Hedging Obligations; provided that the aggregate value of the obligation secured by all such Liens permitted by this clause (vii) shall not exceed $15,000,000 in the aggregate at any one time outstanding and no such Liens shall extend to the Hydrocarbon Interests; (viii) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (x) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations or other Indebtedness with respect to, assets or property acquired or constructed in the ordinary course of business; provided that (A) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property acquired or constructed and (B) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; (xi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution; (xii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business; (xiii) Liens existing on the Closing Date; (xiv) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, that (A) such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (B) any such Lien may not extend to any other property owned by the Borrower or any other Restricted Subsidiary; (xv) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any other Restricted Subsidiary; provided, that (A) such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition and (B) such Liens may not extend to any other property owned by the Borrower or any other Restricted Subsidiary; (xvi) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly Owned Subsidiary; (xvii) Liens securing the Loans and the Exchange Notes and the Subsidiary Guarantee; (xviii) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced; (xix) reservations in original grants from any Governmental Authority; (xx) rights of any Governmental Authority to terminate a lease; and (xxi) other Liens securing obligations not in excess of $5,000,000 in the aggregate.

“Person”:  an individual, partnership, corporation, limited liability company, association, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest Amount”:  the aggregate amount equal to the amount of interest borne by an Initial Note or a Term Note in excess of 12.0% per annum.

“Plan”:  any employee pension benefit plan, as defined in section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments”:  a production payment obligation (whether volumetric or Dollar-denominated) of the Borrower or any of its Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Property” or “property”:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Refinancing Indebtedness”:  Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Stated Maturity of the Refinancing Indebtedness is no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith) and (iv) if the Indebtedness being extended, refinanced replaced, defeased or refunded is subordinated in right of payment to the Loans or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Register”:  as defined in Section 10.6(b).

“Reinvestment Deferred Amount”:  with respect to any Asset Disposition, the aggregate Net Available Cash received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans or the Exchange Notes pursuant to Section 2.5(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Available Cash of an Asset Disposition to acquire Additional Assets.

“Reinvestment Prepayment Amount”:  with respect to any Asset Disposition, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Additional Assets.

“Reinvestment Prepayment Date”:  with respect to any Asset Disposition, the earlier of (a) the date occurring 90 days after such Asset Disposition and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire Additional Assets with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Business”:  any business which is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries on the Closing Date.

“Representative”:  any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Agreement, the term “Representative” shall refer to the global administrative agent under the Senior Credit Agreement.

“Required Lenders”:  at any time, Lenders holding more than 50% in principal amount of outstanding Loans (or, prior to the Closing Date, more than 50% of the Commitments).

“Restricted Investment”:  any Investment other than a Permitted Investment.

“Restricted Payment”:  as defined in Section 6.2(a).

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retex”:  Retex, Inc., a corporation organized under the laws of the State of Wyoming.

“Sale/Leaseback Transaction”:  an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person.

“SEC”:  the Securities and Exchange Commission or any Governmental Authority which succeeds to the powers and functions thereof.

“securities”:  any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Securities Demand”:  as defined in Section 5.8(a).

“Senior Credit Agreement”:  a collective reference to (i) that certain Credit Agreement [U.S. Revolving Credit Agreement], dated as of June 27, 2003, among Tom Brown, Inc., the various financial institutions as are, or may from time to time become, parties to such Credit Agreement, the various financial institutions as are, or may from time to time become, Agents under such Credit Agreement, and the Global Administrative Agent, (ii) that certain Credit Agreement [Canadian Revolving Credit Agreement], dated as of June 27, 2003, among Tom Brown Resources Ltd. and Tom Brown Resources Funding Corp., the various financial institutions as are, or may from time to time become, parties to such Credit Agreement, the various financial institutions as are, or may from time to time become, Agents under such Credit Agreement, JPMorgan Chase Bank, Toronto Branch, as Canadian administrative agent, and the Global Administrative Agent, and (iii) that certain Credit Agreement [Canadian Term Credit Agreement], dated as of March 20, 2001, among Tom Brown Resources Funding Corp., the various financial institutions as are, or may from time to time become, parties to such Credit Agreement, the various financial institutions as are or may from time to time become Agents under such Credit Agreement, The Chase Manhattan Bank of Canada, as Canadian administrative agent, and The Chase Manhattan Bank, as global administrative agent, as amended by that certain First Amendment to Credit Agreement, dated June 27, 2003, among Tom Brown Resources Funding Corp., the various financial institutions as are, or may from time to time become, parties to such Credit Agreement, the various financial institutions as are or may from time to time become Agents under such Credit Agreement, JPMorgan Chase Bank, Toronto Branch, as Canadian administrative agent, and the Global Administrative Agent, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Indebtedness”:  whether outstanding on the Closing Date or thereafter issued, the Bank Indebtedness and all other Indebtedness of the Borrower, including interest thereon (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior or are subordinate in right of payment to the Loans; provided, however, that Senior Indebtedness will not include (i) any obligation of the Borrower to any Subsidiary, (ii) any liability for federal, state, foreign, local or other taxes owed or owing by the Borrower, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Borrower that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Borrower, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

“Senior Subordinated Indebtedness”:  the Loans, the Exchange Notes, and any other Indebtedness of the Borrower that specifically provides that such Indebtedness is to rank pari passu with the Loans in right of payment and is not subordinated by its terms in right of payment by its terms to any Indebtedness or other obligation of the Borrower which is not Senior Indebtedness.

“Solvent”:  with respect to any Person at any time, a condition under which (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time; and (b) such Person is able to pay all of its liabilities as such liabilities mature.  For purposes of this definition (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

“S&P”:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity”:  with respect to any Indebtedness or Security, the date specified in such Indebtedness or Security as the fixed date on which the payment of principal of such Indebtedness or Security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation”:  any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Loans pursuant to a written agreement.

“Subsequent Initial Note”:  as defined in Section 10.6(e).

“Subsequent Term Note”:  as defined in Section 10.6(e).

“Subsidiary”:  with respect to any Person (the “parent”) at any date any corporation, limited liability company, partnership (limited or general), association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantee”: the Guarantee of the Loans and Notes by a Guarantor substantially in the form of Exhibit A hereto.

“Successor Company”:  as defined in Section 6.9(b).

“Take-Out Debt”:  unsecured notes or debentures of the Borrower that may be issued by the Borrower after the Closing Date to refinance the Loans or Exchange Notes.

“Taxes”:  any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Telerate Page”: the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Term Loan”:  as defined in Section 2.1(b).

“Term Note”:  as defined in Section 10.6(e).

“Transferee”: any Assignee or Participant.

“Trustee”:  as defined in Section 5.9(a).

“Type”:  when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“Unrestricted Non-Recourse Debt”:  Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the terms of which provide that there is no recourse against any of assets of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:  (a) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Unrestricted Non-Recourse Debt; (c) such designation and the Investment of the Borrower in such Subsidiary complies with Section 6.2; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries; (e) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:  (i) to subscribe for additional Capital Stock of such Person; or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (f) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower.  Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complies with the foregoing conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.  The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted

Subsidiary; provided that immediately after giving effect to such designation, no Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could incur at least $1.00 of additional Indebtedness under Section 6.1(a) on a pro forma basis taking into account such designation.

“Voting Stock”:  of any Person as of any date, the Capital Stock of such Person that is as of such time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary”:  any Restricted Subsidiary of which all of the outstanding shares of Capital Stock (other than directors’ qualifying shares) on a fully-diluted basis, are owned by such Person or one or more of its Wholly Owned Subsidiaries or by such Person and one or more of its Wholly Owned Subsidiaries.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2  AMOUNT AND TERMS OF LOANS

2.1           Loans.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (individually, an “Initial Loan” and collectively, the “Initial Loans”) to the Borrower on the Closing Date, in an aggregate principal amount equal to such Lender’s Commitment.  Any Commitments not drawn on the Closing Date shall terminate.

(b)           Subject to the terms and conditions hereof, each Lender severally agrees, if the Initial Loans have not been repaid or exchanged for Exchange Notes on the Initial Maturity Date, to convert the then outstanding principal amount of its Initial Loans into a loan (individually, a “Term Loan” and collectively, the “Term Loans”; the Initial Loans and the Term Loans, collectively, the “Loans”) to the Borrower, on the Initial Maturity Date, in an aggregate principal amount equal to then outstanding principal amount of the Initial Loans held by such Lender.  Upon the making by such Lender of such Term Loan, each Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Term Loans made by such Lender, which corresponding principal amount of the Initial Loans shall be satisfied by the conversion thereof into Term Loans.

(c)           Prior to the Initial Maturity Date, the Initial Loans shall be comprised entirely of Eurodollar Loans or ABR Loans.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)           The failure of any Lender to make the Initial Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Initial Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Initial Loan to be made by such other Lender on the Closing Date.

2.2           Procedure for Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three (3) Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Initial Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at its office specified in Section 10.2 an amount in immediately available funds equal to the Initial Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3           Maturity and Exchange Notes.  (a)  All the Initial Loans will mature on the Initial Maturity Date.

(b)           All the Term Loans will mature on the Final Maturity Date.

(c)           Each Lender will have the option (i) on or after the Initial Maturity Date at any time or from time to time to receive Exchange Notes in exchange for the Term Loans or, (ii) on the Initial Maturity Date, to receive Exchange Notes in exchange for the Initial Loans, of such Lender then outstanding, in each case in accordance with Section 5.9.  The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged.  If a Default (but not an Event of Default) shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

2.4           Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan in accordance with the terms hereof and of the Loan Notes.  The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6.

2.5           Optional and Mandatory Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.11 and provided, further, that on or after the Initial Maturity Date, any prepayment shall be applied pro rata among the Loans and Exchange Notes as provided in Section 2.5(d).  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  Partial prepayments of Loans and the Exchange Notes shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000, or a whole multiple thereof and (B) the aggregate unpaid principal amount of the Loans and Exchange Notes, as the case may be.

(b)           (i)  If, subsequent to the Closing Date, the Borrower or any of its Restricted Subsidiaries shall issue the Take-Out Debt or any Indebtedness (other than Indebtedness Incurred pursuant to Section 6.1(b)(i), (iii), (iv), (v)(y), (v)(z), (vi), (vii), (viii), (ix), (x) or (xi)) or Capital Stock (other than shares of Capital Stock of a Subsidiary issued to the Borrower or any Wholly Owned Subsidiary of the Borrower), an amount equal to 100% of the Net Cash Proceeds thereof shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(d); provided, however, that, except in the case of any Take-Out Debt, such Net Cash Proceeds need not be applied to the prepayment of the Loans and the Exchange Notes to the extent that such Net Cash Proceeds are required to be and are applied pursuant to the Senior Credit Agreement in satisfaction of obligations thereunder.

(ii)           If, subsequent to the Closing Date, the Borrower or any of its Restricted Subsidiaries shall be required to apply any Net Available Cash pursuant to Section 6.4, an amount equal to such Net Available Cash shall be promptly applied toward the prepayment of the Loans and the Exchange Notes as provided in Section 2.5(d) below.

(c)           The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least three (3) Business Days’ prior irrevocable notice or, telephone notice promptly confirmed in writing of each prepayment in whole or in part pursuant to this Agreement setting forth the date and amount thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to, but excluding, such date on the amount prepaid.

(d)           As promptly as practicable after the Administrative Agent receives notice of a prepayment pursuant to Section 2.5(c), the Administrative Agent, in cooperation with the Trustee, shall give notice to each holder of an Exchange Note of the pro rata amount that would be payable to such holder in respect of such holder’s Exchange Note and the expected date of such prepayment.  Any holder of noncallable Exchange Notes that wishes to accept such prepayment (each, an “Accepting Holder”) shall notify the Trustee and the Administrative Agent in writing within ten (10) Business Days of receipt of notice of prepayment.  Payments and offers to prepay the Loans and Exchange Notes shall be made ratably among the Loans and Exchange Notes.  After the Administrative Agent receives the prepayment amount, such prepayment amount shall be distributed promptly by the Administrative Agent, in cooperation with the Trustee, subject to Section 2.8(b), in the following order, with appropriate adjustments being made to account for the receipt by the Trustee of any prepayment in respect of the Exchange Notes:  First, to the payment of all amounts described in clauses “First” and “Second” of Section 2.8(b)(i); Second, to the payment of interest then due and payable on the Loans, Exchange Notes of Accepting Holders and callable Exchange Notes, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate amount of interest owed to each such Lender, Accepting Holder and Holder; and Third, to the payment of the principal amount of the Loans, the Exchange Notes of Accepting Holders and the callable Exchange Notes that is then due and payable, ratably among the Lenders, the Accepting Holders and Holders of callable Exchange Notes in accordance with the aggregate principal amount owed to each such Lender, Accepting Holder and Holder.  Amounts offered to and rejected by any Exchange Note holder shall be ratably applied to prepay the Loans, the Exchange Notes held by Accepting Holders and callable Exchange Notes.  Any offers to prepay non-callable Exchange Notes shall be made in accordance with the provisions relating thereto in the Indenture, and with applicable law, and the distribution of the relevant prepayment amount hereunder shall be made promptly after the expiration of such offer.

2.6           Interest Rates and Payment Dates.  (a)  Initial Loans shall bear interest for the period from and including the date such Initial Loans are made to, but excluding, the Initial Maturity Date on the unpaid principal thereof at a rate per annum equal to the Initial Loan Rate for the Interest Period in effect for such Initial Loan plus the Applicable Margin.

(b)           Term Loans shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the Final Maturity Date or date of exchange for an Exchange Note on the unpaid principal thereof at a rate per annum equal to the Adjusted Rate plus the Adjusted Margin.

(c)           Notwithstanding Sections 2.6(a) and (b), the interest rate borne by the Loans shall not be less than 8.50% per annum and shall not exceed 14.0% per annum.  To the extent the interest on any Loan exceeds a rate of 12.0% per annum, the Borrower may elect to pay such excess interest (or portion thereof) by paying the appropriate PIK Interest Amount through the increase in the principal amount of the applicable Loans.  If requested by any Lender, the Borrower shall issue Subsequent Initial Notes or Subsequent Term Notes, as the case may be, in an aggregate principal amount equal to such PIK Interest Amount.

(d)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 200 basis points and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans (without giving effect to clause (i) above) plus 200 basis points, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).  Notwithstanding anything to the contrary in Section 2.6(c), all interest payable pursuant to this Section 2.6(d) shall be paid in immediately available funds.

(e)           Interest shall be payable in arrears on each Interest Payment Date and upon the maturity date of the Loan in respect of which any such interest is accruing, provided that interest accruing pursuant to Section 2.6(d) shall be payable from time to time on demand.

2.7           Computation of Interest.  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Adjusted LIBO Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.8           Pro Rata Treatment and Payments.  (a)  Except to the extent otherwise provided herein, the borrowing of Loans by the Borrower from the Lenders shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed.

(b)           Whenever any payment received by the Administrative Agent under this Agreement or any Note or any Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i)            if the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), subject to Section 8, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent, in cooperation with the Trustee, and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes:  First, to the payment of reasonable fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or the Subsidiary Guarantee or due and payable to the Trustee under the Indenture; Second, to the payment of all reasonable expenses due and payable under Section 10.5 and any equivalent section of the Indenture, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of such payments owed to each such Lender or Holder; Third, to the payment of accrued and unpaid interest then due and payable on the Loans and the Exchange Notes ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate amount of interest owed to each Lender and Exchange Note Holder; and Fourth, to the payment of the principal amount of the Loans and the Exchange Notes that is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each such Lender and Exchange Note Holder (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Indenture, subject to the provisions of Section 2.5(d)); or

(ii)           if the Administrative Agent has received a Payment Sharing Notice that remains in effect, subject to Section 8, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent, in cooperation with the Trustee, and the Lenders in the following order, with appropriate adjustment being made to account for any payment received by the Trustee in respect of the Exchange Notes:  First, to the payment of all amounts described in clauses “First” and “Second” of the foregoing clause (i), in the order set forth therein; Second, to the payment of the interest accrued and unpaid on all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender and the Exchange Note Holders; and Third, to the payment of the principal amount of all Loans and Exchange Notes, regardless of whether any such amount is then due and payable, ratably among the Lenders and the Exchange Note Holders in accordance with the aggregate principal amount owed to each Lender and Exchange Note Holder (and in the case of any Exchange Notes that are classified as “Fixed Rate Notes” in the Indenture, subject to the provisions of Section 2.5(d)).

(c)           All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office specified in Section 10.2, in lawful money of the United States of America and in immediately available funds.  The Administrative Agent shall promptly distribute such payments in accordance with the provisions of Section 2.8(b) upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.8(d) shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

2.9           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period;

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Loans for such Interest Period; or

(c)           the Administrative Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the London interbank dollar market generally, deposits in Dollars in the London interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Borrower, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request for the borrowing of, or conversion of any Loan to, a Eurodollar Loan for the affected Interest Period shall be ineffective.

2.10         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11         Break Funding Payments.  In the event of (a) the payment (including prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13 then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the

Borrower and the Administrative Agent and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.12         Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender is in breach of its obligations under Section 2.12(e), then the Borrower shall only be obligated to comply with clauses (ii) and (iii) of this Section 2.12(a) with respect to payments to be made to such Lender.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Lender is in breach of its obligations under Section 2.12(e), then the Borrower shall have no obligations under this Section 2.12(c) with respect to any payments or liabilities described herein made or owed by such Lender.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, if available, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that such Lender will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI (or if such forms are no longer required, a representation by such Lender) certifying in either case that such Lender is entitled to receive payments from the Loan Parties under the Loan Documents without deduction or withholding of any United States federal income taxes.  Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case, certifying that such Lender is entitled to receive payments from the Borrower under the Loan Documents without deduction or withholding of any United States federal income taxes, unless (i) an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and (ii) such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(f)            If the Borrower at any time pays an amount under Section 2.12(a), (b) or (c) to any Lender or the Administrative Agent, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its sole judgment is made with respect to such amount paid by the Borrower, such Lender or the Administrative Agent, as the case may be, shall pay to the Borrower the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.

2.13         Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.10, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or (iii) any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the assignee and assignor shall have entered into an Assignment and Acceptance, and (4) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments.

SECTION 3  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1           Corporate Existence.  Each of the Borrower and its Restricted Subsidiaries: (i) is an organization duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power, and has all material Government Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

3.2           Financial Condition.  The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at each of December 31, 2000, December 31, 2001 and December 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal years ended on said dates, with the opinion thereon of Arthur Andersen LLP (for fiscal year 2000 and fiscal year 2001) and KPMG LLP (for fiscal year 2002) heretofore furnished to each of the Lenders and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2003 and their related consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the three month period ended on such date heretofore furnished to the Administrative Agent, are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year and the three month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments).  The pro forma balance sheet and the related pro forma statement of income of the Borrower as of, or for the twelve month period ending on, each of December 31, 2002 and March 31, 2003 delivered to the Administrative Agent and prepared giving effect to the Acquisition and the financing thereof (i) have been prepared in good faith in accordance with GAAP and in accordance with Regulation S-X under the Securities Act, (ii) are based upon assumptions believed to be reasonable and (iii) present fairly, in all material respects, the unaudited, pro forma financial position of the Borrower and its Subsidiaries as of, or for the periods ending, on said dates.  Neither the Borrower nor any Consolidated Subsidiary has on the Closing Date any material Indebtedness, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.  Since March 31, 2003, there has been no change or event which could reasonably be expected to have a Material Adverse Effect.  Since the date of the Financial Statements, neither the business nor the Properties of the Borrower or any Restricted Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

3.3           Litigation.  At the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower or any Restricted Subsidiary which involves the possibility of any judgment or liability against the Borrower or any Restricted Subsidiary not fully covered by insurance (except for normal deductibles), and which could reasonably be expected to have a Material Adverse Effect.

3.4           No Breach.  Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective Organic Documents of the Borrower or any Restricted Subsidiary, or any Governmental Rule or any material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Restricted Subsidiary pursuant to the terms of any such agreement or instrument.

3.5           Authority.  Each Loan Party has all necessary power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Loan Documents constitute the legal, valid and binding obligations of each Loan Party thereto, enforceable in accordance with their terms, except to the extent that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights.

3.6           Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by any Loan Party of the Loan Documents or for the validity or enforceability thereof.

3.7           Use of Proceeds and Letters of Credit.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans to pay a portion of the purchase price for the Acquisition.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulation U.

3.8           ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to paragraphs (a), (b) or (e) where the failure to take such actions could not reasonably be expected to have a Material Adverse Effect):

(a)           The Borrower, each Subsidiary and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated within the last six calendar years.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)            The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)           None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)           None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)            None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

3.9           Taxes.  Each of the Borrower and its Subsidiaries has filed all U.S. federal income tax returns, Canadian income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.  No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

3.10         Properties, etc.

(a)           Each of the Borrower and its Restricted Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 6.5.

(b)           All leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Restricted Subsidiaries.

(c)           The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d)           All of the assets and Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

3.11         No Material Misstatements.  No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole.  There is no fact existing with respect to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future could reasonably be likely to have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of the Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

3.12         Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.13         Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.14         Subsidiaries.  Except as set forth on Schedule 3.14 or as otherwise disclosed in writing to the Administrative Agent, the Borrower has no Subsidiaries, Material Subsidiaries or Unrestricted Subsidiaries.

3.15         Defaults.  Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or any Restricted Subsidiary is bound which default could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

3.16         Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a)           Neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)           Without limitation of clause (a) above, no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or to any remedial obligations under Environmental Laws;

(c)           All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)           All Hazardous Materials, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower with respect to the transport and disposal of the Borrower’s or any Restricted Subsidiary’s Hazardous Materials, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)           The Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of the Borrower or any Restricted Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)            To the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)           Neither the Borrower nor any Restricted Subsidiary has any known contingent liability in connection with any release or threatened release of any Hazardous Material into the environment.

3.17         Compliance with the Law.  Neither the Borrower nor any Restricted Subsidiary has violated any Governmental Rule or failed to obtain any Governmental Approval necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure could reasonably be expected to have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.  Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable Governmental Rules of all Governmental Authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.

3.18         Insurance.  Schedule 3.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing and through the respective dates set forth in Schedule 3.18 have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary.

3.19         Hedging Agreements.  Schedule 3.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements) and all forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

3.20         Material Agreements.  Except for the Loan Documents, the “Combined Loan Documents” referred to in the Senior Credit Agreement and the Hedging Agreements, as of the Closing Date, neither the Borrower nor any of its Subsidiaries are parties to any material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, Guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrower or any of its Subsidiaries.

3.21         Solvency.  Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) each Loan Party will not have unreasonably small capital with which to conduct the business in which such Loan Party is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (b) the Borrower, each Loan Party and the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be Solvent.

SECTION 4  CONDITIONS PRECEDENT

The agreement of each Lender to make the Initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date (but in any event no later than June 30, 2003) of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by an Authorized Officer of the Borrower with a counterpart for each Lender, (ii) for the account of each Lender requesting the same, a Loan Note conforming to the requirements hereof and executed by an Authorized Officer of the Borrower and (iii) the Subsidiary Guarantee to be entered into on the Closing Date, executed and delivered by an Authorized Officer of each relevant Guarantor.

(b)           Senior Credit Agreement.  The Lenders shall have received a complete and correct copy of the Senior Credit Agreement, in form and substance satisfactory to the Lenders, and such Agreement shall be in full force and effect and none of the provisions thereof shall have been amended, waived, supplemented, or otherwise modified without the prior written consent of the Administrative Agent.  All conditions precedent for the funding of the Senior Credit Agreement shall have been satisfied or waived contemporaneously with the satisfaction of the conditions hereunder and such funding shall occur contemporaneously with the funding of the Initial Loans, in each case on terms and conditions satisfactory to the Administrative Agent.

(c)           Acquisition.  The Administrative Agent shall have received copies of the Acquisition Documents, and none of the material terms and conditions of the Acquisition Documents shall have been waived without the consent of the Required Lenders.  The Acquisition shall have been, or contemporaneously with the initial funding of Loans on the Closing Date shall be, consummated as contemplated by and pursuant to the Acquisition Documents and applicable law (without any amendment to or waiver of any material terms or conditions of the Acquisition Documents not approved by the Required Lenders), and evidence therefor shall have been provided to the Administrative Agent.

(d)           Payment of Fees.  All fees and expenses required to be paid on or before the Closing Date shall have been paid or provision for payment thereof shall have been made.

(e)           Governmental Approvals.  All governmental and third party approvals necessary and material in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its Restricted Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financings thereof.

(f)            Financial Statements.  The Lenders shall have received the financial statements referred to in Section 3.2.

(g)           Legal Opinions.  The Lenders shall have received a satisfactory executed legal opinion from Vinson & Elkins L.L.P.

(h)           Closing Certificate.  The Administrative Agent shall have received, with a photocopy for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E.

(i)            Matador Due Diligence.  The Administrative Agent shall be satisfied, in its reasonable discretion, with its due diligence in connection with the assets of Matador.

(j)            Gas Marketing Policy.  The Administrative Agent shall have received a copy of the Borrower’s gas marketing policy (“Gas Marketing Policy”), in form and substance satisfactory to the Administrative Agent, in its reasonable discretion.

(k)           Projections.  The Lenders shall have received satisfactory projections of the Borrower through the 2005 fiscal year.

(l)            Representations and Warranties.  Each of the representations and warranties made in or pursuant to Section 3 or that are contained in any other Loan Document shall be true and correct in all material respects on and as of the date of the borrowing of the Initial Loans as if made on and as of such date.

(m)          No Default.  No Default shall have occurred and be continuing on the Closing Date or after giving effect to the Initial Loans to be made on the Closing Date.

The making of the Initial Loans by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 5  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Loan Documents:

5.1           Reporting Requirements.  The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent and each Lender:

(a)           Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception.

(b)           Quarterly Financial Statements.  As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(c)           Notice of Default, Etc.  Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default, Event of Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(d)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Restricted Subsidiaries, and a copy of any response by the Borrower or any

Restricted Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Restricted Subsidiary of the Borrower, to such letter or report.

(e)           SEC Filings, Etc.  Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC.

(f)            Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.1.

(g)           Gas Imbalances.  Concurrently with the delivery of the financial statements required to be delivered pursuant to Sections 5.1(a) and (b), a report in form and substance satisfactory to the Administrative Agent setting forth, on a net basis, all gas imbalances, take or pay or other prepayments with respect to the Borrower’s and any Restricted Subsidiaries’ Oil and Gas Properties which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(h)           Notices.  Promptly after the Borrower or any of its Material Subsidiaries becomes aware of the following events, the Borrower will furnish to the Administrative Agent written notice of the following:

(i)            any change in the schedule of payment or delivery of any Production Payment to which the Borrower or such Subsidiary is a party;

(ii)           any default under one or more Hedging Agreements within a one month period which results in an obligation of the Borrower or any of its Restricted Subsidiaries to make one or more payments in an aggregate amount in excess of $10,000,000; and

(iii)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(i)            Other Matters.  From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a compliance certificate substantially in the form of Exhibit F executed by an Authorized Officer certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail).

5.2           Litigation.  The Borrower shall promptly give to the Administrative Agent notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Borrower or any Restricted Subsidiary, except proceedings which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect, (ii) any litigation or proceeding against or adversely affecting the Borrower or any Restricted Subsidiary in which injunctive or similar relief is sought and (iii) the occurrence of any development with respect to any action, suit or proceeding previously disclosed to the Administrative Agent or the Lenders pursuant to this Agreement if such action, suit or proceeding could reasonably be expected to result in a Material Adverse Effect.  The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly notify the Administrative Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of the Borrower or any Restricted Subsidiary if the value of the claim, judgment, Lien, or other encumbrance when aggregated with all other existing claims, judgment or Liens affecting such Property shall exceed $10,000,000.

5.3           Maintenance, Etc.

(a)           Generally.  The Borrower shall and shall cause each Restricted Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Rules if failure to comply with any such requirements could reasonably be expected to have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

(b)           Proof of Insurance.  Contemporaneously with the delivery of the financial statements required by Section 5.1(a) to be delivered for each year, upon the request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

(c)           Oil and Gas Properties.  The Borrower will and will cause each Restricted Subsidiary to, at its own expense, (i) do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, and (ii) from time to time, make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained in all material respects, except, in either case of clauses (i) or (ii), to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Restricted Subsidiary to, in all material respects, promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) do all other things necessary to keep unimpaired, except for Liens permitted in Section 6.5, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 6.4.  The Borrower will and will cause each Restricted Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Rules, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

5.4           Environmental Matters.

(a)           Establishment of Procedures.  The Borrower will and will cause each Restricted Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (i) all Property of the Borrower and its Restricted Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate any Environmental Laws, (ii) no Hazardous Materials are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Material will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no Hazardous Material is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b)           Notice of Action.  The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

5.5           Title to Oil and Gas Properties.  The Borrower shall, and shall cause each Restricted Subsidiary to, maintain good and defensible title to its material (individually or in the aggregate) Oil and Gas Properties and to do all things reasonably necessary to cure any material title defects which are not Liens permitted by Section 6.5 of which the Borrower or any Restricted Subsidiary has knowledge or has been provided notice.

5.6           ERISA Information and Compliance.  The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (i) upon request of the Administrative Agent, copies of each annual and other report filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event (other than an ERISA Event that could not reasonably be expected to have a Material Adverse Effect) or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code (other than a “prohibited transaction” that could not reasonably be expected to have a Material Adverse Effect), in connection with any Plan or any trust created thereunder, a written notice signed by an Authorized Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA

Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

5.7           Gas Marketing.

(a)           After its delivery in compliance with Section 4(j), (i) the Borrower shall not modify the Gas Marketing Policy without the prior written consent of the Administrative Agent and the Required Lenders and (ii) unless otherwise consented to in writing by the Administrative Agent and the Required Lenders, the Borrower shall, and shall cause each Restricted Subsidiary to, comply with the Gas Marketing Policy.

(b)           Except for hedged positions that are closed out with contracts with the Borrower or one of its Subsidiaries regarding the physical delivery of Hydrocarbons, the Borrower will not permit the Net Liabilities for all Hedging Agreements and Marketing Agreements relating to natural gas marketing for third Persons entered into by Retex to be greater than $500,000 at any time.  The Borrower will cause all Hedging Agreements and Marketing Agreements relating to natural gas marketing for third Persons to be placed through Retex, and Borrower and its other Restricted Subsidiaries will not enter into such arrangements.

5.8           Take-Out Financing.  (a)  The Borrower shall take any and every action reasonably necessary or desirable so that the Investment Bank can, as soon as practicable after the date hereof publicly sell or privately place, in one or more offerings or placements, the Take-Out Debt.  The Investment Bank, in its reasonable discretion after consultation with the Borrower, shall determine whether, and in which amounts, the Take-Out Debt shall be issued by the Borrower and the amount of each series of Take-Out Debt to be issued if the Take-Out Debt is to be issued in a series of offerings and/or placements.  Upon notice by the Investment Bank (a “Securities Demand”), at any time and from time to time on or after the date that is three months after the Closing Date if all Loans shall not have been repaid in full or the Commitments shall not have been terminated, the Borrower will cause the issuance and sale of Take-Out Debt upon such terms and conditions as specified in the Securities Demand; provided that (i) the interest rate (whether floating or fixed) shall be determined by the Investment Bank in light of the then prevailing market conditions for comparable debt securities but in no event shall the weighted average effective yield on the Take-Out Debt (determined by excluding any yield that may be attributable to the issuance by the Borrower of any common equity or warrants to acquire common equity) exceed 14.0% per annum or the cash-pay effective yield on the Take-Out Debt exceed 12.0% per annum; (ii) the Investment Bank, in its reasonable discretion after consultation with the Borrower, shall determine whether the Take-Out Debt shall be issued through a public offering or a private placement; (iii) the maturity of any Take-Out Debt shall not be earlier than six months after the final maturity of the last facility to mature under the Senior Credit Agreement; (iv) the Take-Out Debt will be issued pursuant to an indenture or other agreement, which shall contain terms, conditions and covenants that are no more restrictive with respect to the Borrower and its Subsidiaries than those contained in this Agreement; and (v) all other arrangements with respect to the Take-Out Debt shall be reasonably satisfactory in all respects to the Investment Bank in light of the then prevailing market conditions.

(b)           The Borrower will give the Administrative Agent prior notice of its intention to file a registration statement or to effect a private placement of the Take-Out Debt.  The Borrower will notify the Administrative Agent promptly upon the receipt of any comments from the SEC in connection with the registration statement, will furnish the Administrative Agent with a copy of any written comments from the SEC, will respond in a reasonably prompt manner and appropriately to any such comments and will furnish a copy to the Administrative Agent of any such response to the SEC.

5.9           Exchange Notes.  (a)  The Borrower shall, as promptly as practicable after the nine month anniversary of the Closing Date and in any event prior to the Initial Maturity Date, enter into the Indenture with a bank or trust company acting as indenture trustee thereunder (the “Trustee”), which shall be organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $50,000,000.

(b)           The Borrower will, on or prior to the third Business Day following the written request (the “Exchange Request”) of any Lender execute, and cause the Trustee to authenticate, and deliver to such Lender in accordance with the Indenture an Exchange Note bearing interest as set forth therein in exchange for such Lender’s Loan dated the date of the issuance of such Exchange Note, registered in the name specified by such Lender, in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which they are exchanged.  Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 5.9, which shall be at least $1,000,000 and in integral multiples of $100,000 in excess thereof and, if such Lender holds Loan Notes, be accompanied by the Loan Notes to be exchanged for Exchange Notes.  No Exchange Request shall be made more than 30 days prior to the Initial Maturity Date.  Any Loan Notes delivered to the Borrower under this Section 5.9 in exchange for Exchange Notes shall be cancelled by the Borrower and the corresponding amount of the Lender’s Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Indenture.

(c)           If Exchange Notes are issued pursuant to the terms hereof, the holders of such Exchange Notes shall have the registration rights set forth in Exhibit E to the Indenture, which Exhibit is hereby incorporated by reference in this Agreement, and the Borrower hereby agrees to be bound by the provisions thereof applicable to the Borrower.

5.10         Use of Proceeds of the Take-Out Debt.  The Borrower shall use the Net Cash Proceeds received by it from the sale of the Take-Out Debt to repay the Loans and the Exchange Notes pursuant to Section 2.5.

5.11         Additional Subsidiaries.  If any additional Restricted Subsidiary of the Borrower is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent and the Lenders thereof.  The Borrower will (i) cause any Material Subsidiary (unless such Subsidiary is a Foreign Subsidiary or an Unrestricted Subsidiary) to execute a joinder to the Subsidiary Guarantee within 30 days after such Subsidiary is formed or acquired or it is determined to have the requisite total asset value to be a Material Subsidiary (but in any event no later than the date on which such Subsidiary Guarantees any Bank Indebtedness) and (ii) cause any other Subsidiary that Guarantees any Bank Indebtedness, other than any Foreign Subsidiary that only Guarantees the Bank Indebtedness of another Foreign Subsidiary, to execute a joinder to the Subsidiary Guarantee no later than the date on which such Subsidiary Guarantees such Bank Indebtedness.

5.12         Further Assurances.  Upon reasonable request of the Administrative Agent, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 6  NEGATIVE COVENANTS

So long as any Loan or Loan Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:

6.1           Limitation on Indebtedness.  (a)  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that from and after the Initial Maturity Date the Borrower and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof (A) the Consolidated Coverage Ratio of the Borrower and its Restricted Subsidiaries is at least 3.00 to 1.00 and the Leverage Ratio of the Borrower and its Restricted Subsidiaries is less than 3.00 to 1:00, in each case as certified in reasonable detail by an Authorized Officer of the Borrower, and (B) no Default shall have occurred and be continuing or would occur as a consequence of Incurring such Indebtedness.

(b)           Notwithstanding Section 6.1(a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)            (A) Indebtedness of the Borrower or any Restricted Subsidiary Incurred pursuant to the Senior Credit Agreement in an aggregate amount up to $425,000,000 less the aggregate principal amount of all scheduled principal repayments and all mandatory prepayments of principal thereof permanently reducing the commitments thereunder and (B) Guarantees of the Borrower or Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to the Senior Credit Agreement;

(ii)           Indebtedness Incurred under the Loan Documents, the Indenture, the Notes and any other document entered into pursuant thereto;

(iii)          Indebtedness represented by the Subsidiary Guarantee and other Guarantees by the Borrower or the Guarantors of Indebtedness Incurred in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being Guaranteed is (A) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Loans or the Subsidiary Guarantee, as applicable, or (B) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Loans or the Subsidiary Guarantee, as applicable;

(iv)          Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, (A) such Indebtedness is expressly subordinated in right of payment from and after such time as the Loans shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the prior payment in full in cash of all obligations with respect to the Loans or the Subsidiary Guarantee and (B) (1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower and (2) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the issuer thereof;

(v)           Indebtedness represented by (x) the Take-Out Debt, (y) any Indebtedness (other than the Indebtedness described in clauses (i), (iii), (iv), (vii), (viii), (ix) and (x) of this Section 6.1(b)) outstanding on the Closing Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (v) or clause (vi) or Incurred pursuant to Section 6.1(a);

(vi)          Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Borrower or otherwise in connection with, or in contemplation of, such acquisition), provided, however, that at the time such Restricted Subsidiary is acquired by the Borrower, the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 6.1(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (vi);

(vii)         Indebtedness under Hedging Agreements incurred in the ordinary course of business;

(viii)        Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

(ix)           Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary in accordance with the terms of this Agreement, other than Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Borrower for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(x)            (A)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence and (B) Indebtedness associated with account payable overdraft facilities for Tom Brown Resources Ltd. not to exceed $5,000,000 at any time outstanding and Guarantees thereof by the Borrower;

(xi)           the Incurrence by the Borrower or any of the Restricted Subsidiaries of Indebtedness (including Capitalized Lease Obligations and Attributable Indebtedness) Incurred to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (xi) and all Refinancing Indebtedness to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (xi) does not exceed $10,000,000 in an aggregate principal amount at any time outstanding; and

(xii)          Indebtedness (other than Indebtedness described in clauses (i)-(xi)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 6.1(b)(xii) and then outstanding, will not exceed $25,000,000.

(c)           Notwithstanding the foregoing, the Borrower shall not Incur any Indebtedness under Section 6.1(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Loans to at least the same extent as such Subordinated Obligations.  No Guarantor shall Incur any Indebtedness under Section 6.1(b) if the proceeds thereof are used, directly or indirectly, (i) to refinance any Subordinated Obligations of such Guarantor unless such Indebtedness shall be subordinated to the obligations of such Guarantor under the Subsidiary Guarantee to at least the same extent as such Subordinated Indebtedness or (ii) to refinance Indebtedness of the Borrower.  No Restricted Subsidiary may Incur Indebtedness if the proceeds are used to refinance Indebtedness of the Borrower.

(d)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(i)      in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 6.1, the Borrower, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses;

(ii)     Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(iii)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.  The amount of any Indebtedness outstanding as of any date shall be (i) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(e)           In addition, the Borrower will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Unrestricted Non-Recourse Debt.  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.1, the Borrower shall be in Default of this Section 6.1).

(f)            The Borrower shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness; provided, that no Indebtedness shall be deemed contractual subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.  No Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Guarantor; provided, that no Indebtedness shall be deemed contractual subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

6.2           Limitation on Restricted Payments.  (a)  Prior to the Initial Maturity Date, the Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) except dividends or distributions payable solely in the Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or rights to purchase such Capital Stock and except dividends or distributions payable to the Borrower or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary of the Borrower (other in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”).

(b)           From and after the Initial Maturity Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Borrower is not able to incur an additional $1.00 of Indebtedness pursuant to Section 6.1(a) after giving effect on a pro forma basis to such Restricted Payment; or (3) the aggregate amount of such Restricted Payment and all other Restricted

Payments declared or made subsequent to the Initial Maturity Date would exceed the sum of (i) 50% of Consolidated Net Income of the Borrower for the period (treated as one accounting period) from the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial statements are in existence (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), (ii) the aggregate Net Cash Proceeds, or the fair market value of Property other than cash, received by the Borrower on or after the Closing Date from the issuance or sale (other than to a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock) of the Borrower or any options, warrants or rights to purchase such Capital Stock, and (iii) the aggregate Net Cash Proceeds, or the fair market value of Property other than cash, received by the Borrower as capital contributions to the Borrower (other than from a Subsidiary of the Borrower) on or after the Closing Date.

(c)           The provisions of Section 6.2(a) and 6.2(b) shall not prohibit:

(i)            any purchase, retirement, payment, defeasance or redemption of Capital Stock or Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination)); provided, however, that such purchase or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(ii)           any purchase, retirement, payment, defeasance or redemption of Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations, as the case may be, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations, as the case may be, that qualifies as Refinancing Indebtedness provided, however, that such purchase, retirement, payment, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii)          dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the subsequent calculation of amount of Restricted Payments;

(iv)          so long as no Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

(v)           repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in subsequent calculations of the amount of Restricted Payments; and

(vi)          Restricted Payments in an amount not to exceed $40,000,000; provided that the amount of such Restricted Payments will be included in the subsequent calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Administrative Agent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $5,000,000.  Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent a certificate signed by a Authorized Officer stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed together with any opinion or appraisal required hereby.

6.3           Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower or any Restricted Subsidiary; except:

(a)           any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date, including this Agreement and the Senior Credit Agreement, or pursuant to the Indenture;

(b)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Borrower or was acquired by the Borrower) and outstanding on such date;

(c)           any encumbrance or restriction pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable in any material respect to the Lenders than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements referred to in clauses (a) and (b) on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(d)           in the case of clause (c) above, any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (2) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (3) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(e)           purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (c) above on the property so acquired;

(f)            any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

(g)           encumbrances or restrictions arising or existing by reason of applicable law, regulation or order.

6.4           Limitation on Sales of Assets and Subsidiary Stock.  (a)  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:  (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (ii) at least 85% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Exchanged Properties; and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be):  (A) first, to the extent the Borrower or any Restricted Subsidiary is required by the terms of any Senior Indebtedness, to prepay, repay or purchase such Senior Indebtedness; and (B) second, to prepay or redeem the Loans and Exchange Notes at par plus accrued and unpaid interest, if any, thereon in accordance with Section 2.5(d); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (iii)(A), the Borrower or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

(b)           For the purposes of this covenant, securities received by the Borrower or any Restricted Subsidiary of the Borrower from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash will be deemed to be cash.

Notwithstanding the foregoing provisions, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith if the Borrower has delivered a Reinvestment Notice with respect to such Net Available Cash, provided that, on each Reinvestment Payment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Asset Disposition shall be applied toward the prepayment of the Loans and the Exchange Notes at par plus accrued and unpaid interest, if any, thereon, in accordance with Section 2.5(d).

6.5           Limitation on Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the date of this Agreement or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Loans or, in respect of Liens on any such Restricted Subsidiary’s property or assets, the Subsidiary Guarantee by such Restricted Subsidiary equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) such Indebtedness for so long as such Indebtedness is so secured.

6.6           Limitation on Affiliate Transactions.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless: (i) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $20,000,000, the Borrower has received a written opinion from an independent investment banking or accounting firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

(b)           The foregoing provisions of Section 6.6(a) shall not apply to (i) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 6.2, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Borrower and its Restricted Subsidiaries, (iii) loans or advances to employees in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, (iv) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries, (v) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary of the Borrower, and (vi) the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of its Restricted Subsidiaries is a party on the Closing Date and identified on Schedule 6.6(b), as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous to the Lenders than the terms of the agreements in effect on the Closing Date.

6.7           Change of Control.  (a)  Upon a Change of Control after the Initial Loan Maturity Date, each Holder shall have the right to require that the Borrower repurchase all or any part of such Holder’s Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), such repurchase to be made in accordance with Section 6.7(b).

(b)           Within 30 days following any such Change of Control, the Borrower shall mail a notice to each Holder with a copy to the Administrative Agent stating:

(i)            that a Change of Control has occurred and that such Holder has the right to require the Borrower to purchase such Holder’s Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

(ii)           the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iii)          the procedures determined by the Borrower, consistent with this Section, that a Holder must follow in order to have its Loans purchased.

(c)           Holders electing to have a Loan purchased will be required to give notice in writing to the Borrower at the address specified in Section 10.2 at least three (3) Business Days prior to the purchase date.  Each Holder will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Loan which was to be purchased and a statement that such Holder is withdrawing its election to have such Loan purchased.

(d)           On the purchase date, the Borrower shall pay the purchase price for the Loans to be purchased, to the Holders entitled thereto upon, in the case of Loans evidenced by Loan Notes, surrender of such Loan Notes.

(e)           The Borrower shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Loans pursuant to this Section.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

6.8           Limitation on Voting Stock of Restricted Subsidiaries.  The Borrower will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except (i) to the Borrower or a Wholly Owned Subsidiary; or (ii) in compliance with Section 6.4 and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of the Borrower in such Person (after giving effect to such issuance or sale) would have been permitted to be made under Section 6.2 as if made on the date of such issuance or sale.  Notwithstanding the foregoing, the Borrower may sell all the Voting Stock of a Restricted Subsidiary as long as the Borrower complies with the terms of Section 6.4.

6.9           Merger, Consolidation, etc.  (a)  Prior to the Initial Maturity Date, neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries (provided that the Wholly Owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation), and (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary.

(b)           From and after the Initial Maturity Date, the Borrower may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, if:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) shall expressly assume, by an assumption agreement supplemental hereto, executed by the Successor Company and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, all the obligations of the Borrower under the Notes, the Loans and this Agreement;

(ii)           immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)          immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.1(a); and

(iv)          the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel to the Borrower, each stating that such consolidation, merger, transfer or lease and such assumption agreement (if any) comply with this Agreement.

For purposes of this Section 6.9, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, but in the case of a lease of all or substantially all its assets, the Borrower shall not be released from the obligation to pay the principal of and interest on the Loans and the Notes.

Notwithstanding clauses (ii), (iii) and (iv) of the first sentence of this Section 6.9(b):  (1) any Restricted Subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower; and (2) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits.

6.10         Limitation on Lines of Business.  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

6.11         ERISA Compliance.  The Borrower will not at any time do any of the following if such action or inaction could reasonably be expected to have a Material Adverse Effect:

(a)           engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c)           fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d)           permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)           permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)            contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)           acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)           Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)            contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)            amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

SECTION 7  EVENTS OF DEFAULT

7.1           Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.1 shall constitute an “Event of Default”:

(a)           any Loan Party shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any other amount payable by it hereunder or under any other Loan Document and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of five (5) days; or

(b)           any Loan Party or any Restricted Subsidiary that is a Material Subsidiary shall default in the payment when due of any principal of or interest on any of its other Indebtedness (other than Non-Recourse Debt) aggregating $10,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause after giving effect to all applicable grace periods, such Indebtedness to become due prior to its stated maturity; or

(c)           any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Loan Party, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any other Loan Document, shall prove to have been false or misleading as of the time made, deemed made or furnished in any material respect; or

(d)           the Borrower shall default in the performance of any of its obligations under Section 5.8, 5.9 or Section 6, or the Borrower shall default in the performance of any of its obligations under Section 5 or any Loan Party shall default in the performance of its obligations under any other Loan Document (other than the payment of amounts due which shall be governed by Section 8.1) and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (ii) the Borrower otherwise becoming aware of such default; or

(e)           the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)            the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g)           a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of

60 days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h)           a judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered by a court against any Loan Party or any Restricted Subsidiary that is a Material Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and such Loan Party or such Restricted Subsidiary, as applicable, shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)            any Loan Party or any Restricted Subsidiary that is a Material Subsidiary takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f) or (g) or if any Loan Party shall so state in writing; or

(j)            a Change of Control shall occur prior to the Initial Maturity Date.

7.2           Action if Bankruptcy.  If any Event of Default described in Section 7.1(f) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other obligations hereunder shall automatically be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby expressly waived by the Borrower and its Subsidiaries.  Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

7.3           Action if other Event of Default.  If any Event of Default (other than any Event of Default described in Section 7.1(f)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Lenders may, by notice to the Borrower, declare (a) the Commitments (if not theretofore terminated) to be terminated and/or (b) all of the outstanding principal amount of the Loans and all other obligations hereunder to be due and payable, whereupon the Commitments shall terminate and the full unpaid amount of such Loans and other obligations shall be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby waived by the Borrower and its Subsidiaries.  Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8  SUBORDINATION

8.1           Agreement To Subordinate.  The Borrower agrees, and each Lender agrees, that the Loans and Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness.  The Loans shall in all respects rank equally with all other Senior Subordinated Indebtedness of the Borrower and shall be senior in right of payment to all Subordinated Obligations of the Borrower.  Only indebtedness of the Borrower that is Senior Indebtedness shall rank senior to the Loans in accordance with the provisions set forth herein.

8.2           Liquidation; Dissolution; Bankruptcy.  Upon any payment or distribution of the assets or securities of the Borrower upon a total or partial liquidation or a dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property or in the event of an assignment for the benefit of creditors or marshalling of the Borrower’s assets and liabilities:

(a)           holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable documents governing such Senior Indebtedness, whether or not a claim for such interest would be allowed) before Lenders shall be entitled to receive any payment of principal of, or premium, if any, or interest on the Loans; and

(b)           until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Lenders would be entitled but for this Section 8 shall be made to holders of Senior Indebtedness as their interests may appear.

8.3           Default on Senior Indebtedness.  The Borrower may not pay the principal of, premium, if any, or interest on, or other payment obligations in respect of, the Loans or make any deposit pursuant to any defeasance provision or otherwise purchase or retire any Loans (collectively, “Pay the Loans”) if (a) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived in writing and any such acceleration has been rescinded in writing or (ii) such Senior Indebtedness has been paid in full in cash or Cash Equivalents; provided, however, that the Borrower may Pay the Loans without regard to the foregoing if the Borrower and the Administrative Agent receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in (a) or (b) above has occurred and is continuing.  During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Bank Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Borrower may not Pay the Loans for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent (with a copy to the Borrower) of written notice (a “Blockage Notice”) of such default from the Representative of such Bank Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (A) by written notice to the Administrative Agent and the Borrower from the Person or Persons who gave such Blockage Notice, (B) because such Bank Indebtedness has been repaid in full or (C) because the default giving rise to such Blockage Notice is no longer continuing).  Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Bank Indebtedness or the Representative of such holders shall have accelerated the maturity of such Bank Indebtedness, the Borrower may resume payments on the Loans after such Payment Blockage Period (including any missed payments).  Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Bank Indebtedness during such period.

8.4           Acceleration of Payment of Loans.  If payment of the Loans is accelerated because of an Event of Default, the Borrower and the Administrative Agent shall promptly notify the holders of the Bank Indebtedness or the Representative of such holders of such acceleration.  If any Bank Indebtedness is outstanding, the Borrower may not Pay the Loans until five (5) Business Days after such holders or the Representative of the Bank Indebtedness receives notice of such acceleration and, thereafter, may Pay the Loans only if the provisions of this Section 8 otherwise permit the payment at that time.

8.5           When Distribution Must Be Paid Over.  If a payment or distribution is made to the Lenders that due to the subordination provisions of this Section 8 should not have been made to them, the Lenders who receive the payment or distribution shall hold such payment or distribution in trust for holders of Senior Indebtedness and pay such payment or distribution over to them as their interests may appear.

8.6           Subrogation.  After all Senior Indebtedness is paid in full and until the Loans are paid in full, the Lenders shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.  A distribution made under this Section 8 to holders of Senior Indebtedness that otherwise would have been made to the Lenders is not, as between the Borrower and the Lenders, a payment by the Borrower on Senior Indebtedness.

8.7           Relative Rights.  This Section 8 defines the relative rights of the Lenders and holders of Senior Indebtedness.  Nothing in this Agreement shall:

(a)           impair, as between the Borrower and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Loans in accordance with their terms; or

(b)           prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Lenders.

8.8           Subordination May Not Be Impaired By the Borrower.  No right of any holder of Senior Indebtedness to enforce the subordination of the Loans and the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

8.9           Rights of Administrative Agent.  Notwithstanding Section 8.3, the Administrative Agent may continue to make payments on the Loans and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two (2) Business Days prior to the date of such payment, the Administrative Agent receives notice to it that payments may not be made under this Section 8.  The Borrower, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

The Administrative Agent or any Lender in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not the Administrative Agent or any Lender.  The Administrative Agent shall be entitled to all the rights set forth in this Section 8 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in Section 9 shall deprive the Administrative Agent of any of its rights as such holder.  Nothing in this Section 8 shall apply to claims of, or payments to, the Administrative Agent under or pursuant to Section 9.7.

8.10         Distribution or Notice to Representative.  Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

8.11         Section 8 Not To Prevent Events of Default or Limit Right To Accelerate.  The failure to make a payment pursuant to the Loans by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a Default.  Nothing in this Section 8 shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Loans.

8.12         Administrative Agent Entitled to Rely.  Upon any payment or distribution pursuant to this Section 8, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 8.2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (c) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.  In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 8, the Administrative Agent may request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 8, and, if such evidence is not furnished, the Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Section 9 shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Section 8.

8.13         Administrative Agent to Effectuate Subordination.  Each Lender hereby authorizes and directs the Administrative Agent on such Lender’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness as provided in this Section 8 and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

8.14         Administrative Agent Not Fiduciary for Holders of Senior Indebtedness.  The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Lenders or the Borrower or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 8 or otherwise.

8.15         Reliance by Lenders of Senior Indebtedness on Subordination Provisions.  Each Lender acknowledges and agrees, that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 9  THE ADMINISTRATIVE AGENT

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the

Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party or any Affiliate of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of any Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7           Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8           Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10  MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement nor any Loan Note, the Subsidiary Guarantee, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, or modification shall (i) (A) reduce the amount or extend the scheduled date of maturity of any Loan or of any mandatory prepayment thereof, (B) reduce the stated rate of any interest thereon or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender’s Commitment, (C) restrict the right of each Lender to exchange Term Loans, or Initial Loans on the Initial Maturity Date, for Exchange Notes or amend the rate of such exchange or (D) make any change to the subordination provisions of this Agreement that adversely affects the rights of any Lender, in each case without the written consent of each Lender directly affected thereby, (ii) (A) amend, modify, or waive any provision of this Section 10.1, (B) reduce the percentage specified in the definition of Required Lenders, (C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents except as expressly permitted hereby, (D) amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, in each case without the consent of all of the Lenders or (E) release all or substantially all of the Guarantors from their obligations under the Subsidiary Guarantee, in each case, without the consent of all Lenders, (iii) amend any provision of Section 8 hereof or Section 4 of the Subsidiary Guarantee which adversely affects the rights of the holders of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or Representative thereof authorized to give consent) consent to such change or (iv) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and the other Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans.  In the case of any waiver, the Borrower and the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Tom Brown, Inc.
555 17th Street, Suite 1850
Denver, Colorado 80202-3918
Attention: Daniel G. Blanchard, Executive Vice President, Chief Financial Officer and Treasurer
	Telephone:	303-260-5039
	Facsimile:	303-260-5095

with a copy to:	Attention: Mark Burford, Director of Investor Relationsand Assistant Treasurer
	Telephone:	303-260-5146
	Facsimile:	303-260-5161

Administrative Agent:	JPMorgan Chase Bank
Loan and Agency Services
1111 Fannin, 8th Floor
Houston, Texas 77002
	Attention:	James DeLeon
	Telephone:	713-750-2366
	Facsimile:	713-427-6307

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Mark Burford, Director of Investor Relations and Assistant Treasurer (Telephone No. (303) 260-5146) (Facsimile No. (303) 260-5161), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) without the consent of the Borrower but with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower but with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent (provided that no consent of the Administrative Agent shall be required for the sale of a participation to a Person that is a Lender or a Participant immediately prior to giving effect to such participation), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with Section 2.12(e).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)           (i)  To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Note dated the Closing Date substantially in the form of Exhibit D-1 hereto to evidence the portion of the Initial Loan made by such Lender and with appropriate insertions (“Original Initial Notes”).  On each Interest Payment Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a note dated such Interest Payment Date substantially in the form of Exhibit D-1 hereto in a principal amount equal to such Lender’s pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a “Subsequent Initial Note” and, together with the Original Initial Notes, the “Initial Notes”).  A Subsequent Initial Note shall bear interest from the date of its issuance at the same rate borne by all Initial Notes at the date of issuance and from time to time thereafter.

(ii)           Unless converted to an Exchange Note and, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Term Note dated the Initial Maturity Date substantially in the form of Exhibit D-2 hereto to evidence the Term Loan made on such date, in the principal amount of the Initial Notes held by such Lender on such date and with other appropriate insertions (collectively, the “Original Term Notes”).  On or after the Initial Maturity Date, on each Interest Payment Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a Term Note dated such Interest Payment Date substantially in the form of Exhibit D-2 hereto in a principal amount equal to such Lender’s pro rata portion of such PIK Interest Amount and with other appropriate insertions (each a “Subsequent Term Note” and, together with the Original Term Notes, the “Term Notes”).  A Subsequent Term Note shall bear interest from the date of its issuance at the same rate borne by all Term Notes at the date of issuance and from time to time thereafter.

(iii)          On or prior to the effective date of any Assignment and Acceptance, the assigning Lender shall surrender any outstanding Loan Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon a request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for outstanding Loan Notes of the assigning Lender, if any) a new Loan Note to the order of such Assignee in an amount equal to the amount of such Assignee’s Loans after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Loan hereunder, a new Loan Note, to the order of the assigning Lender in an amount equal to the amount of such Lender’s Loans after giving effect to such Assignment and Acceptance.  Any such new Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Loan Note replaced thereby.  Any Loan Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7         Adjustments; Set-off.  (a)  If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, during the continuation of any Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court or forum and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at the address specified in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Rule, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16       Co-Syndication Agents.  None of the Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TOM BROWN, INC.

By:
Name:	Daniel G. Blanchard
Title:	Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:
Name:	Robert C. Mertensotto
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as Co-Syndication Agent and as a Lender

By:
Name:
Title:

BNP PARIBAS, as Co-Syndication Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By:
Name:	Jay Chernosky
Title:	Managing Director

SCHEDULE 1.1A TO
SENIOR SUBORDINATED
CREDIT AGREEMENT

COMMITMENTS

LENDERS

JPMORGAN CHASE BANK
Commitment:  $85,250,000

THE BANK OF NOVA SCOTIA
Commitment:  $15,500,000

BNP PARIBAS
Commitment:  $38,750,000

WACHOVIA BANK, NATIONAL ASSOCIATION
Commitment:  $15,500,000